FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):       March 8, 2007

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24620	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300,     IRVING, TEXAS     75038
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 8, 2007 (the “Closing Date”), Darling International Inc., a Delaware corporation (“Darling”), completed the previously announced transaction with Trust Company of the West, a California trust company, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement, dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith National Pension Trust and itself (as amended, the “Trust”).  Pursuant to the terms of that certain Claim Purchase Agreement, dated as of October 12, 2006, by and between Darling and the Trust (the “Claim Purchase Agreement”), Darling sold to the Trust all of Darling’s rights under applicable law to enforce and collect the amount of damages awarded to Darling by an arbitral panel pursuant to the arbitration of certain claims under a service agreement to which Darling was a party for a total consideration of $2.2 million in cash.

The foregoing does not purport to be a complete statement of the rights and obligations under the Claim Purchase Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof.  The foregoing description is qualified in its entirety by reference to the full text of the Claim Purchase Agreement, a copy of which is attached as Exhibit 2.1 to Darling’s Current Report on Form 8-K filed on October 18, 2006, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        DARLING INTERNATIONAL INC.

        Date: March 13, 2007    By:___/s/ John O. Muse_________________
John O. Muse
Executive Vice President
Finance and Administration